Exhibit 10.1

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective Oct 2nd, 2006, by and between Ross Stores, Inc. (the “Company”) and Barry Gluck (the “Executive”). The Executive and the Company previously entered into an Employment Agreement (the “Agreement,” attached hereto) effective February 7, 2005. The Executive has indicated his desire to retire from his employment with the Company. In order to provide for an orderly transition of Executive’s responsibilities, it is now the intention of the Executive and the Company to amend the Agreement as set forth below. Capitalized terms contained in this Amendment shall, unless otherwise defined herein, have the meanings assigned such terms by the Agreement. Accordingly, the Executive and the Company hereby amend the Agreement as follows:

I.

Term.   The Executive shall retire from the Executive’s current position as Executive Vice President of Merchandising, Marketing and Planning and Allocation, effective March 1, 2007 or such earlier date as determined at the sole discretion of the Company’s Chief Executive Officer (the “Retirement Date”). The Executive and the Company further agree as follows:

A.

The Executive shall remain employed with the Company through the Retirement Date subject to the terms and conditions of the Agreement and this Amendment. If the Company determines that the Retirement Date will be prior to March 1, 2007, the Company shall provide the Executive with written notice of the Retirement Date determined by the Chief Executive Officer at least thirty (30) days prior to the Retirement Date. The Executive agrees to cooperate with the Company’s public announcement of the Executive’s intention to retire from the Company.

B.

From the date of this Amendment until the Retirement Date, the Executive agrees to cooperate with and support the successful hiring and training of any replacements or candidates. The Executive agrees to reasonably assist and cooperate in the transition relating to his departure from the Company, and the Executive hereby expressly agrees to support and permit changes, as determined at the discretion of the Chief Executive Officer, to the nature and scope of the authority, power, function, duties and/or reporting  relationships of the Executive’s  position, including, specifically the diminishment thereof; except that the Executive will at all times retain his title of Executive-Vice President and report directly to the Chief Executive Officer. The Executive agrees that no such changes, individually or cumulatively,  shall  be  deemed  “Good Reason”  under  any provision  of the Agreement for the Executive’s resignation from employment with the Company.

C.

Provided the Executive remains employed through the Retirement Date and otherwise complies with his obligations herein, following the Retirement Date the Executive will serve as an independent contractor consultant to the Company for up to two (2) days per week, as reasonably requested by the Company, for a term commencing on the Retirement Date and ending on February 29, 2008 (the “Consulting Period”). During the Consulting Period, the Executive shall perform such duties as shall be reasonably requested by the Chief Executive Officer.  It is also understood and agreed that during the Consulting Period, the Executive’s principal place of employment will be New Hope, Pennsylvania, or such other location as designated by the Executive.

II.

Compensation and Related Matters.   In consideration of the Executive’s promises in Paragraph I above, and provided the Executive complies with his obligations herein, the Executive shall be entitled to the following compensation and related benefits:

A.

Salary. The Executive will receive not less than his current full salary of $600,000 per annum, through the Retirement Date, paid in accordance with the terms of the Agreement except as otherwise provided herein.

During the Consulting Period, the Executive will be paid a consulting fee for his services as a consultant at an annualized rate equal to 100% of Executive’s annual base salary in effect on the Retirement Date (the “Consulting Fee”). The Consulting Fee for the period commencing on the Retirement Date and ending on August 31, 2007 shall be payable on the first business day following September 1, 2007. The Consulting Fee for the remainder of the Consulting Period shall be paid on February 29, 2008. The Company shall reimburse the Executive for all reasonable travel and other approved expenses incurred by the Executive in performing his services hereunder, to the extent provided for under the policies and procedures established by the Company.

B.

Bonus.  The Executive will be eligible to receive a full year’s bonus for the Company’s 2006 fiscal year ending on or about February 3, 2007 (“Fiscal 2006”), calculated and paid under the existing bonus plan for senior executives of the Company (the “Bonus Plan”) and based on the Company’s full Fiscal 2006 actual results. Payment of the bonus pursuant to this paragraph shall be made at the same time as bonus payments to other senior executives of the Company under the Bonus Plan.

C.

Deferred Compensation.  Executive shall be permitted to make an election, on or before December 31, 2006, as to the time and form of payment of his benefit under the Second Amended  and Restated Ross  Stores,  Inc.  Nonqualified Deferred Compensation Plan (or any amended or successor plan) (“Deferred Compensation Plan”) in compliance with the terms of the Deferred Compensation Plan and applicable law, including Section 409A of the Internal Revenue Code of 1986, as amended  (together with  applicable final  and proposed regulations  and other administrative guidance thereunder, “Section 409A”), and such election shall supersede all previous elections made by Executive as to the time and form of payment of Executive’s benefit under such Deferred Compensation Plan.

D.

Equity. All stock options granted to the Executive by the Company will continue to vest in accordance with their existing terms until March 1, 2007, at which time the portions of such options then remaining unvested shall terminate. Following March 1, 2007, the vested stock options shall remain exercisable in accordance with their existing terms; provided, however, that such options shall expire and cease to be exercisable on February 29, 2008. The restricted stock award granted to the Executive on March 20, 2003 will vest in full on March 20, 2007. The Executive’s restricted stock award granted on March 23, 2004 will vest 50% on March 1, 2007, at which time the portion of such award then remaining unvested shall be forfeited. All other unvested restricted stock will be forfeited as of the Retirement Date.

E.

Benefits.  Company will provide to the Executive and any of his eligible dependents participating in the Company’s medical, dental, vision and prescription plans as of the Retirement Date, continued coverage in such plans for sixty (60) months from the Retirement Date. The Company will also continue the Executive’s Company-provided life insurance and estate planning  benefits through the Consulting Period.

	F.	Miscellaneous.

(i)     During the term of the Agreement and the Consulting Period and at all times thereafter, the Executive shall be entitled to the Company’s “Employee Discount”, provided that during the first six months after the Retirement Date, Executive shall not be eligible for the Employee Discount

(ii)     The Executive will not accrue vacation following the Retirement Date. However, the Executive will be paid all unused, accrued vacation as of the Retirement Date; such payment to be made on the Retirement Date.

(iii)     The Company will withhold from all amounts paid or provided hereunder and Executive shall otherwise make adequate provision for all federal, state and local income and employment taxes required to be withheld in accordance with applicable law. The Executive shall be entitled to file New York Form IT-2401.1 (or appropriate successor Form) for any tax year in which he receives compensation, and the Employer shall rely on a properly-filed New York Form IT-2401.1 (or appropriate successor Form), to the extent allowed by applicable law, when determining the amount of, and allocation of, withholding tax.

III.

The Employment Restriction provisions of Paragraph 9 of the Agreement, including restrictions on the Executive working for certain companies and entities, shall remain effective until three (3) years after the later of the Retirement Date or termination of the Consulting Period. However, if the Executive provides labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, stockholder or otherwise) to an entity or concern that is beyond the scope of the Employment Restriction, which is later acquired by an entity or concern which falls within the scope of the Employment Restriction, the “Non-Compete” provisions of the Employment Restriction will not apply.

IV.

Section 409A. If any provision of this Amendment or the Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with and receiving the approval of the Executive (which shall not be unreasonably withheld), reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A.

V.

This Amendment Not a Termination by Executive for Good Reason or Termination by Company. The parties agree and understand that this Amendment and the parties’ performance or exercise of their rights or obligations under this Amendment do not constitute or give rise to grounds for a termination under the Agreement by the Executive for Good Reason, or termination by Company for Cause, Without Cause or Non-Renewal, and that this Amendment, the actions contemplated by this Amendment, or Executive’s separation pursuant to this Amendment, shall not entitle Executive to any additional benefits under his Agreement (i.e., under Paragraphs 6 or 8 of the Agreement) other than those provided herein.

The provisions of this Amendment shall supersede conflicting provisions in the Agreement, Except for the provisions of this Amendment as set forth above, the Agreement and all of its terms remain in full force and effect.

ROSS STORES, INC.	EXECUTIVE

Michael Balmuth	Barry Gluck
Vice Chairman, President and CEO

Date: 10/4/06	Date: 10/2/06